EXHIBIT 10.5

EXCLUSIVE LICENSE AGREEMENT

THIS AGREEMENT (the “Agreement”) by and between YALE UNIVERSITY, a corporation organized and existing under and by virtue of a charter granted by the general assembly of the Colony and State of Connecticut and located in New Haven, Connecticut (“YALE”), and Hygeia Therapeutics, Inc., a corporation organized and existing under the laws of the State of Delaware, and with principal offices located in Holden, MA (“LICENSEE”) is effective as of October 26th, 2007 (“EFFECTIVE DATE”).

ARTICLE 1. BACKGROUND

1.1.            In the course of research conducted under YALE auspices, Dr. Richard B. Hochberg, in the Department of Obstetrics, Gynecology and Reproductive Sciences at YALE (the “INVENTOR”), has produced an invention entitled “15a-Substituted Estradiol Carboxylic Acid Esters as Locally Active Estrogens (OCR #1400)” (the “INVENTION”).

1.2.            INVENTOR has assigned to YALE of all INVENTOR’s right, title and interest in and to the INVENTION and any resulting patents.

1.3.            YALE wishes to have the INVENTION and any resulting patents commercialized to benefit the public good.

1.4.            LICENSEE has represented to YALE to induce YALE to enter into this Agreement that it shall act diligently to develop and commercialize the LICENSED PRODUCTS for public use throughout the LICENSED TERRITORY (as defined below).

1.5.            YALE is willing to grant a license to LICENSEE, subject to the terms and conditions of this Agreement.

1.6.            In consideration of these statements and mutual promises, YALE and LICENSEE agree to the terms of this Agreement.

ARTICLE 2. DEFINITIONS

The following terms used in this Agreement shall be defined as set forth below:

2.1.            “AFFILIATE” shall mean any entity or person that directly or indirectly controls, is controlled by or is under common control with LICENSEE. For purposes of this definition, “control” means possession of the power to direct the management of such entity or person, whether through ownership of more than fifty percent (50%) of voting securities, by contract or otherwise.

2.2.            “CONFIDENTIAL INFORMATION” shall mean all information disclosed by one party to the other during the negotiation of or under this Agreement in any manner, whether orally, visually or in tangible form, that relates to LICENSED PATENTS, LICENSED INFORMATION or the Agreement itself, unless such information is subject to an exception described in Article 82, CONFIDENTIAL INFORMATION that is disclosed in tangible form shall be marked “Confidential” at the time of disclosure and CONFIDENTIAL INFORMATION that is disclosed orally or visually shall be identified as confidential at the time of disclosure and subsequently reduced to writing, marked confidential and delivered to the other party within thirty (30) days of such disclosure, CONFIDENTIAL INFORMATION shall include, without limitation, the following, whether or not patentable: materials, know-how and data (whether technical or non-technical), trade secrets, inventions, methods and processes. Notwithstanding any other provisions of this Article 2.2, CONFIDENTIAL INFORMATION of LICENSEE that is subject to Article 8 of this Agreement is limited to information that LICENSEE supplies pursuant to LICENSEE’s obligations under Articles 7 and 9 of this Agreement, unless otherwise mutually agreed to in writing by the parties.

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2.3.            “CHANGE OF CONTROL” shall mean (a) any consolidation, merger, combination, reorganization or other transaction in which LICENSEE is not the surviving entity, (b) the shares of stock of LICENSEE constituting in excess of fifty (50%) of the voting power of LICENSEE are exchanged for or changed into other stock or securities, cash, and/or any other property, or (c) a sale or other disposition of all or substantially all of the assets of LICENSEE.

2.4.            “EARNED ROYALTY” is defined in Article 6.1.

2.5.            “EFFECTIVE DATE” is defined in the introductory paragraph of this Agreement.

2.6.            “FIELD” shall mean all uses, including without limitation, the diagnosis, prevention and treatment of any and all diseases or conditions in mammals.

2.7.            “FIRST SALE” shall mean the first sale to a third party of any LICENSED PRODUCT or LICENSED METHOD in any country.

2.8.            “IND” shall mean an investigational new drug application filed with the United States Food and Drug Administration prior to beginning clinical trials in humans in the United States or any comparable application filed with regulatory authorities in or for a country or group of countries other than the United States.

2.9.            “INVENTION” and “INVENTOR” are defined in Article 1.1.

2.10.        “INSOLVENT” shall mean that LICENSEE (i) has ceased to pay its debts in the ordinary course of business, (ii) has current assets that are insufficient to pay its current obligations, (iii) is insolvent as defined by the United States Federal Bankruptcy Law, as amended from time to time, or (iv) has commenced bankruptcy, reorganization, receivership or insolvency proceedings, or any other proceeding under any Federal, state or other law for the relief of debtors.

2.11.        “LICENSE” refers to the license granted under Article 3.1.

2.12.        “LICENSED INFORMATION” shall mean all inventions, concepts, processes, information, data, know-how and the like that are owned by YALE and in YALE’s possession as of the EFFECTIVE DATE, not claimed in a patent or patent application, and necessary for the use, manufacture or sale of LICENSED PRODUCTS or the practice of LICENSED METHODS.

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2.13.        “LICENSED METHODS” shall mean any method, procedure, service or process the practice of which, in the absence of a license from YALE, would infringe a VALID CLAIM of a LICENSED PATENT or which uses a LICENSED PRODUCT.

2.14.        “LICENSED PATENTS” shall mean the United States or foreign patent application(s) and patents(s) listed in Appendix A and owned by YALE during the TERM of this Agreement, together with any continuations, divisionals, and continuations-in-part, to the extent the claims of any such patent or patent application are directed to subject matter specifically described in the patent applications listed on Appendix A; any reissues, re-examinations, or extensions thereof, or substitutes therefor; and the relevant international equivalents of any of the foregoing. Appendix A is incorporated into this Agreement.

2.15.        “LICENSED PRODUCTS” shall mean any product (including any apparatus or kit) or component part thereof, the manufacture, use or sale of which, in the absence of a license from YALE, would infringe a VALID CLAIM of a LICENSED PATENT.

2.16.        “LICENSED TERRITORY” shall mean worldwide.

2.17.        “NDA” shall mean a new drug application filed with the United States Food and Drug Administration to obtain marketing approval for a LICENSED PRODUCT in the United States or any comparable application filed with a regulatory authority in or for a country or group of countries other than the United States.

2.18.        “NET SALES” shall mean:

(a)                gross invoice price from the sale, lease or other transfer or disposition of the LICENSED PRODUCTS or LICENSED METHODS, or from services performed using LICENSED PRODUCTS or LICENSED METHODS, by LICENSEE, SUBLICENSEES or AFFILIATES to third parties, except as set forth in Article 2.17(b), less the following deductions, provided they actually pertain to the disposition of the LICENSED PRODUCTS or LICENSED METHODS and appear separately on an invoice:

(i)               all discounts, credits, rebates, chargebacks and allowances;

(ii)             transportation and insurance; and

(iii)           duties, taxes and other governmental charges levied on the sale, transportation or delivery of LICENSED PRODUCTS or practice of the LICENSED METHODS, but not including income taxes.

No deductions shall be made for any other costs or expenses, including but not limited to commissions to independents, agents or those on LICENSEE’s, SUBLICENSEE’s or an AFFILIATE’s payroll or for the cost of collection.

(b)               “NET SALES” shall not include the gross invoice price for LICENSED PRODUCTS or LICENSED METHODS sold to, or services performed using LICENSED PRODUCTS or LICENSED METHODS for, any AFFILIATE unless such AFFILIATE is an end-user of any LICENSED PRODUCT or LICENSED METHOD, in which case such consideration shall be included in NET SALES at the average selling price charged to a third party during the same quarter.

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2.19.        “PHASE I” shall mean a clinical trial of a LICENSED PRODUCT or LICENSED METHOD in human subjects where the purpose of the clinical trial is to assess the safety, tolerability, pharmacokinetics, biomarker response, and/or pharmacodynamics of a LICENSED PRODUCT or LICENSED METHOD. PHASE I shall also mean a first trial of each new formulation or preparation of a LICENSED PRODUCT or LICENSED METHOD for any reason. In the event that a PHASE I trial becomes a proof of concept trial in order to assess clinical efficacy a ‘‘PHASE I/II” trial, the trial shall be considered a PHASE II trial.

2.20.        “PHASE II” shall mean a human clinical trial that is intended to initially evaluate the effectiveness of a drug for a particular indication or indications in patients with the disease or indication under study or that would otherwise satisfy requirements of 21 CFR 312.21(b) in the United States of America or the equivalent of such regulation in another country or jurisdiction.

2.21.        “PHASE III” shall mean a human clinical trial that is designed to establish that a drug is safe and efficacious for its intended use, and to define warnings, precautions and adverse reactions that are associated with the drug in the dosage range to be prescribed, and designed to support regulatory approval of such drug or label expansion of such drug.

2.22.        “REASONABLE COMMERCIAL EFFORTS” shall mean documented efforts that are consistent with those utilized by companies of similar size and type that have successfully developed products and services similar (meaning products that are similar with respect to the stage of development, patent coverage, market potential and safety and efficacy profile) to LICENSED PRODUCTS and LICENSED METHODS. In determining REASONABLE COMMERCIAL EFFORTS with respect to a particular LICENSED PRODUCT or LICENSED METHOD, LICENSEE may not reduce such efforts due to the competitive, regulatory or other impact of any other product or method that it owns, licenses or is developing or commercializing.

2.23.        “SUBLICENSE INCOME” shall mean consideration in any form received by LICENSEE or an AFFILIATE in consideration with the grant to any third party or parties of a sublicense or other right, license, privilege or immunity to make, have made, use, sell, have sold, distribute, import or export LICENSED PRODUCTS or to practice LICENSED METHODS, but excluding consideration included within EARNED ROYALTIES. For avoidance of doubt, a sublicense shall not include the right of a purchaser of a LICENSED PRODUCT to re-sell or distribute, on a wholesale retail or other basis, the LICENSED PRODUCT as part of the established supply chain for pharmaceutical products. SUBLICENSE INCOME shall include without limitation any license signing fee, license maintenance fee, unearned portion of any minimum royalty payment received by LICENSEE, distribution or joint marketing fee, research and development funding in excess of LICENSEE’s cost of performing such research and development, and any consideration received for an equity interest in, extension of credit to or other investment in LICENSEE to the extent such consideration exceeds the fair market value of the equity or other interest received as determined by agreement of the parties or by an independent appraiser mutually agreeable to the parties.

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2.24.        “SUBLICENSEE” shall mean any third party sublicensed by LICENSEE to make, have made, use, sell, have sold, import or export any LICENSED PRODUCT or to practice any LICENSED METHOD.

2.25.        “TERM” is defined in Article 3.4.

2.26.        “VALID CLAIM” shall mean a pending, issued or unexpired claim of a LICENSED PATENT so long as such claim shall not have been irrevocably abandoned or declared to be invalid in an unappealable decision of a court or other authority or competent jurisdiction through no fault of cause of LICENSEE.

ARTICLE 3. LICENSE GRANT AND TERM

3.1.            Subject to all the terms and conditions of this Agreement, YALE hereby grants to LICENSEE an exclusive license, under the LICENSED PATENTS, with the right to grant sublicenses, to make, have made, use, sell, have sold, import and export LICENSED PRODUCTS, and to practice any LICENSED METHOD, within the FIELD in the LICENSED TERRITORY (the “LICENSE”), and a non-exclusive license under the LICENSED INFORMATION, with the right to grant sublicenses, to use LICENSED INFORMATION solely for activities related to any LICENSED PRODUCT or LICENSED METHOD.

3.2.            To the extent that any invention included within the LICENSED PATENTS has been funded in whole or in part by the United States government, the United States government retains certain rights in such invention as set forth in 35 U.S.C. §200-212 and all regulations promulgated thereunder, as amended, and any successor statutes and regulations (the “Federal Patent Policy”). As a condition of the license granted hereby, LICENSEE acknowledges and shall comply with all aspects of the Federal Patent Policy applicable to the LICENSED PATENTS, including the obligation that LICENSED PRODUCTS used or sold in the United States be manufactured substantially in the United States. Nothing contained in this Agreement obligates or shall obligate YALE to take any action that would conflict in any respect with its past, current or future obligations to the United States Government under the Federal Patent Policy with respect to the LICENSED PATENTS.

3.3.            The LICENSE is expressly made subject to YALE’s reservation of the right to make, use and practice the LICENSED PATENTS, LICENSED METHODS and LICENSED INFORMATION for research, clinical, teaching or other non-commercial purposes, and to give academic research institutions access to the LICENSED PATENTS, LICENSED METHODS and LICENSED INFORMATION for research, clinical, or teaching purposes and not for purposes of commercial development, use, manufacture or distribution. Nothing in this Agreement shall be construed to grant by implication, estoppel or otherwise any licenses tinder patents of YALE other than the LICENSED PATENTS.

3.4.            Unless terminated earlier as provided in Article 13, the term of the LICENSE shall commence on the EFFECTIVE DATE and shall automatically expire on the date on which the last of the claims of the patents described in the LICENSED PATENTS expires, lapses or is declared to be invalid by a non-appealable decision of a court of competent jurisdiction through no fault or cause of LICENSEE (the “TERM”).

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3.5.            Upon expiration of this Agreement, the LICENSE granted in Artide 3,1 shall automatically convert to a paid-up, non-exclusive license.

3.6.            Upon conversion to a non-exclusive license under Article 3.5, the LICENSEE’s right to grant any sublicense terminates and each existing sublicense shall convert to a paid-up, non-exclusive license in the applicable country.

3.7.            Within 30 days of the EFFECTIVE DATE, YALE shall disclose the LICENSED INFORMATION to LICENSEE, which LICENSEE shall be entitled to use as provided in this Article 3.

3.8.            Except as expressly provided in this Agreement, under no circumstances will LICENSEE, as a result of this Agreement, obtain any interest in or any other right to any technology, know-how, patents, patent applications, materials or other intellectual or proprietary property of YALE.

ARTICLE 4. SUBLICENSES

4.1.            LICENSEE shall have the full right to sublicense the rights granted to it under this Agreement, through one or more tiers, subject to the requirements of this Article 4.

4.2.            Any sublicense granted by LICENSEE shall include substantially the same definitions and provisions on Due Diligence, Confidentiality and Publicity, Reporting Requirements, Indemnification, Insurance and Warranties, Patent Notices and Use of YALE’s Name, as are agreed to in this Agreement, and such other provisions as are needed to enable LICENSEE to comply with this Agreement. LICENSEE will provide YALE with a copy of each Sublicense Agreement (and all amendments thereof) promptly after execution. LICENSEE shall remain responsible for the performance of all SUBLICENSEES under any such sublicense as if such performance were carried out by LICENSEE itself, including, without limitation, the payment of any royalties or other payments provided for hereunder, regardless of whether the terms of any sublicense provide for such amounts to be paid by the SUBLICENSEE directly to YALE. A breach of this provision shall constitute a material breach that is subject to Article 13.1(b).

4.3.            LICENSEE shall pay royalties to YALE on NET SALES of SUBLICENSEES based on the same royalty rate as apply to NET SALES by LICENSEE and its AFFILIATES, regardless of the royalty rates payable by SUBLICENSEES to LICENSEE under a sublicense agreement. In addition, LICENSEE shall pay to YALE Fifteen Per Cent (15%) of any SUBLICENSE INCOME.

4.4.            LICENSEE agrees that it has sole responsibility to promptly:

(a)                provide YALE with a copy of any amendments to sublicenses granted by LICENSEE under this Agreement and to notify YALE of termination of any sublicense; and

(b)               summarize and deliver copies of all reports provided to LICENSEE by SUBLICENSEES.

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ARTICLE 5. LICENSE ISSUE ROYALTY; LICENSE MAINTENANCE
ROYALTY; MILESTONE ROYALTIES; EQUITY

5.1.            Within ten (10) business days after the EFFECTIVE DATE, LICENSEE shall convey to YALE, Thirty Two (32) shares (the “Shares”) of LICENSEE’ s common stock representing five percent (5%) of LICENSEE’s total outstanding shares. The Shares shall be fully-paid and are non-assessable upon issuance to YALE and shall be subject to a shareholder agreement and restrictions on transfer. LICENSEE represents to YALE that LICENSEE, has not issued any securities other than common stock, nor rights to receive any securities in the LICENSEE, to any third party as of the EFFECTIVE DATE.

5.2.            Within ninety (90) days after the EFFECTIVE DATE, LICENSEE shall pay to YALE Sixteen Thousand Seven Hundred Eighty One dollars and Ten cents (US $16,781,10) as reimbursement in full for all past patent expenses incurred by YALE.

5.3.            During the TERM of this Agreement, LICENSEE agrees to pay to YALE an annual license maintenance royalty (“LMR”) commencing on the first anniversary of the EFFECTIVE DATE and every anniversary thereafter until LICENSEE starts to pay Minimum Royalty Payments under Article 6.3 according to the following schedule:

Anniversary of EFFECTIVE DATE	LMR
1st	$1,000.00
2nd	$2,500.00
3rd	$5,000.00
4th	$10,000.00
5th and each anniversary thereafter until MRP commencement	$25,000.00

5.4.            LICENSEE shall pay the following milestone royalties to YALE for each LICENSED PRODUCT developed by LICENSEE. For avoidance of doubt, for purposes of this Section 5.4, LICENSED PRODUCTS that contain the same active ingredient(s), but that are different in other respects, for example LICENSED PRODUCTS that have different approved indications, formulations or dosages, shall be considered to be a single “LICENSED PRODUCT” and only one set of the following milestones shall be payable in connection with the development and regulatory approval of such LICENSED PRODUCTS no matter how many times a particular milestone is achieved. For further clarification, if two LICENSED PRODUCTS having different active ingredients achieve the same milestones, then each of those milestones shall be payable in respect of each such LICENSED PRODUCT.

(a)                a non-refundable milestone royalty of Fifty Thousand Dollars ($50,000.00) when LICENSEE receives IND approval for such LICENSED PRODUCT.

(b)               a non-refundable milestone royalty of Fifty Thousand Dollars ($50,000,00) when LICENSEE initiates PHASE II for such LICENSED PRODUCT. The PHASE II study shall be deemed to have been initiated when the first patient has been treated with the investigational agent under the first PHASE II clinical protocol.

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(c)                a non-refundable milestone royalty of Three Hundred Thousand Dollars ($300,000.00) when LICENSEE initiates PHASE III for such LICENSED PRODUCT, The PHASE III study shall be deemed to have been initiated when the first patient has been treated with the investigational agent under the first PHASE III clinical protocol.

(d)               a non-refundable milestone royalty of Two Hundred Thousand Dollars ($200,000) upon completion of patient enrollment in the first PHASE III study.

(e)                a non-refundable milestone royalty of One Million Two Hundred Thousand Dollars ($1,200,000.00) when LICENSEE receives NDA approval for such LICENSED PRODUCT.

5.5.            Neither the license issue royalty set forth in Article 5.1 nor the patent reimbursement payments of Article 5.2 nor the LMR of Article 5.3 nor the milestone royalties set forth in Article 5.4 shall be credited against EARNED ROYALTIES payable under Article 6.

ARTICLE 6. EARNED ROYALTIES MINIMUM ROYALTY PAYMENTS

6.1.            During the TERM of this Agreement, as partial consideration for the LICENSE, LICENSEE shall pay to YALE an earned royalty on worldwide annual NET SALES of LICENSED PRODUCTS or LICENSED METHODS by LICENSEE or its SUBLICENSEES or AFFILIATES in each calendar year (“EARNED ROYALTIES”) according to the following schedule:

Annual NET SALES	EARNED ROYALTY
0 to $100,000,000	2%
$100,000,001 to $200,000,000	2.5%
Over $200,000,000	3%

6.2.            LICENSEE shall pay all EARNED ROYALTIES accruing to YALE within thirty (30) days from the end of each calendar quarter (March 31, June 30, September 30 and December 31), beginning in the first calendar quarter in which NET SALES occur.

6.3.            During the term of this Agreement, LICENSEE agrees to pay YALE total annual Minimum Royalty Payments (“MRP”), commencing on the first anniversary of the date of FIRST SALE of the first LICENSED PRODUCT according to the following schedule:

1st anniversary	$100,000.00
2nd anniversary	$100,000.00
3rd anniversary	$200,000. 00
4th anniversary	$300,000,00
5th anniversary	$400,000.00 and each anniversary thereafter

LICENSEE shall continue to pay the MRP until the end of the TERM, YALE shall fully credit each MRP made against any EARNED ROYALTIES payable by LICENSEE in the same year.

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6.4.            All EARNED ROYALTIES and other payments due under this Agreement shall be paid to YALE in United States Dollars. In the event that conversion from foreign currency is required in calculating a payment under this Agreement, the exchange rate used shall be the Interbank rate quoted by Citibank at the end of the last business day of the quarter in which the royalty was earned. If overdue, the royalties and any other payments due under this Agreement shall bear interest until payment at a per annum rate two percent (2%) above the prime rate in effect at Citibank on the due date and YALE shall be entitled to recover reasonable attorneys’ fees and costs related to the administration or enforcement of this Agreement, including collection of royalties or other payments, following such failure to pay. The payment of such interest shall not foreclose YALE from exercising any other right it may have as a consequence of the failure of LICENSEE to make any payment when due.

6.5.            In the event that a patent included within LICENSED PATENTS expires or lapses, or if all of its claims are declared invalid by a non-appealable decision of a court of competent jurisdiction, the obligation to pay EARNED ROYALTIES and MRP for LICENSED PRODUCTS and LICENSED METHODS covered by the invalidated patent claim(s) shall be reduced by Fifty Percent (50%) if the LICENSED PRODUCT or LICENSED METHOD is not covered by any remaining LICENSED PATENTS or claims thereunder, but the LICENSED PRODUCT or LICENSED METHOD incorporates or relies upon LICENSED INFORMATION for its manufacture or use. This Agreement shall remain in effect as to any other LICENSED PRODUCTS and LICENSED METHODS covered by any remaining LICENSED PATENT or remaining claims under the LICENSED PATENTS.

ARTICLE 7. DUE DILIGENCE

7.1.            LICENSEE has designed a plan for developing and commercializing the LICENSED PATENTS that includes a description of research and development, testing, government approval, manufacturing, marketing and sale or lease of LICENSED PRODUCTS and/or LICENSED METHODS (“PLAN”), A copy of the PLAN is attached to this Agreement as Appendix C and incorporated herein by reference,

7.2.            LICENSEE shall use REASONABLE COMMERCIAL EFFORTS, within one hundred eighty (180) days after the EFFECTIVE DATE of this Agreement, to begin to implement the PLAN at its sole expense and thereafter to diligently commercialize and develop markets for the LICENSED PRODUCTS and LICENSED METHODS.

7.3.            LICENSEE shall provide YALE with an updated and revised copy of the PLAN on each anniversary date of the EFFECTIVE DATE,

7.4.            Within thirty (30) days of each anniversary of the EFFECTIVE DATE of this Agreement, LICENSEE shall provide a written report to YALE, indicating LICENSEE’s progress and problems to date in performance under the PLAN, commercialization of LICENSED PRODUCTS and LICENSED METHODS, and a forecast and schedule of major events required to market the LICENSED PRODUCTS. Within thirty (30) days following any assignment by LICENSEE pursuant to Section 17.6, the assignee shall provide YALE with an updated and revised copy of the PLAN.

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7.5.            LICENSEE shall immediately notify YALE if at any time LICENSEE (a) abandons or suspends its research, development or marketing of the LICENSED PRODUCTS and or LICENSED METHODS, or its intent to research, develop and market such products or methods, or (b) fails to comply with its due diligence obligations under this Article for a period exceeding ninety (90) days.

7.6.            LICENSEE agrees that YALE shall be entitled to terminate this Agreement pursuant to Article 13.1(b) upon the occurrence of any of the following:

(a)                LICENSEE shall fail to implement the PLAN in accordance with Article 7.4 or otherwise fails to fulfill any of its obligations under Article 7.5, or this Article 7.6; or

(b)               LICENSEE gives notice pursuant to Article 7.5 (which shall be deemed a material breach not capable of being cured); or

(c)                LICENSEE has failed to initiate proof of concept studies in an established preclinical model (e.g., a primate model) within two (2) years of the EFFECTIVE DATE.

(d)               LICENSEE has failed to have raised equity capital of no less than $1,000,000.00 within two (2) years of the EFFECTIVE DATE.

(e)                LICENSEE has failed to have filed an IND for a LICENSED PRODUCT or LICENSED METHOD within four (4) years of the EFFECTIVE DATE.

(f)                LICENSEE has failed, in any calendar year following the filing of an IND, to perform at least one of the following with respect to LICENSED PRODUCT:

(i)               expend one million dollars ($1,000,000.00) for development of LICENSED PRODUCT;

(ii)             manufacture LICENSED PRODUCT for clinical trial under an approved IND;

(iii)           actively conduct a PHASE I clinical trial with respect to LICENSED PRODUCT;

(iv)           actively conduct a PHASE II clinical trial with respect to LICENSED PRODUCT;

(v)             actively conduct a PHASE III clinical trial with respect to LICENSED PRODUCT;

(vi)           prepare documents for NDA filing with respect to LICENSED PRODUCT;

(vii)         make an NDA filing for LICENSED PRODUCT;

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(viii)       after NDA filing, pursue NDA approval for LICENSED PRODUCT;

(ix)           receive an NDA approval for LICENSED PRODUCT; or

(x)             launch or sell LICENSED PRODUCT in the United States or another major market (i.e., Canada, France, Germany, Italy, Japan or the U.K.).

ARTICLE 8. CONFIDENTIALITY AND PUBLICITY

8.1.            Subject to the parties’ rights and obligations pursuant to this Agreement, YALE and LICENSEE agree that during the term of this Agreement and for five (5) years thereafter, each of them:

(a)                will keep confidential and will cause their AFFILIATES and, in the case of LICENSEE, its SUBLICENSEES, to keep confidential, CONFIDENTIAL INFORMATION disclosed to it by the other party, by taking whatever action the party receiving the CONFIDENTIAL INFORMATION would take to preserve the confidentiality of its own CONFIDENTIAL INFORMATION, which in no event shall be less than reasonable care; and

(b)               will only disclose that part of the other’s CONFIDENTIAL INFORMATION to its officers, employees or agents that is necessary for those officers, employees or agents who need to know to carry out its responsibilities under this Agreement; and

(c)                will not use the other party’s CONFIDENTIAL INFORMATION other than as expressly set forth in this Agreement or disclose the other’s CONFIDENTIAL INFORMATION to any third parties under any circumstance without advance written permission from the other party unless a confidentiality agreement is first executed between LICENSEE and such third party with terms and conditions that are similar and consistent with those of this Agreement; and

(d)               will, within sixty (60) days of termination of this Agreement, return all the CONFIDENTIAL INFORMATION disclosed to it by the other party pursuant to this Agreement except for one copy which may be retained by the recipient for monitoring compliance with this Article 8.

8.2.            The obligations of confidentiality described above shall not pertain to that part of the CONFIDENTIAL INFORMATION that:

(a)                was known to the recipient prior to the disclosure by the disclosing party; or

(b)               is at the time of disclosure or has become thereafter publicly known through no fault or omission attributable to the recipient; or

(c)                is rightfully given to the recipient from sources independent of the disclosing party; or

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(d)               is independently developed by the receiving party without use of or reference to the CONFIDENTIAL INFORMATION of the other party as evidenced by written records; or

(e)                is required to be disclosed by law in the opinion of recipient’s attorney, but only after the disclosing party is given prompt written notice and an opportunity to seek a protective order.

8.3.            Except as required by law, neither party may disclose the financial terms of this Agreement without the prior written consent of the other party.

ARTICLE 9. REPORTS, RECORDS AND INSPECTIONS

9.1.            LICENSEE shall, within thirty (30) days after the calendar year in which NET SALES first occur, and within thirty (30) days after each calendar quarter (March 31, June 30, September 30 and December 31) thereafter, provide YALE with a written report detailing the NET SALES and uses, if any, made by LICENSEE, its SUBLICENSEES and AFFILIATES of LICENSED PRODUCTS and LICENSED METHODS during the preceding calendar quarter and calculating the payments due pursuant to Article 6. NET SALES of LICENSED PRODUCTS or LICENSED METHODS shall be deemed to have occurred on the date of invoice for such LICENSED PRODUCTS or LICENSED METHODS. Each such report shall be signed by an officer of LICENSEE (or the officer’s designee), and must include:

(a)                the number of LICENSED PRODUCTS manufactured, sold, leased or otherwise transferred or disposed of, and the amount of LICENSED METHODS sold, by LICENSEE, SUBLICENSEES and AFFILIATES;

(b)               a calculation of NET SALES for the applicable reporting period in each country, including the gross invoice prices charged for the LICENSED PRODUCTS and LICENSED METHODS and any permitted deductions made pursuant to Article 2.18;

(c)                a calculation of total royalties or other payment due, including any exchange rates used for conversion; and

(d)               names and addresses of all SUBLICENSEES and the type and amount of any SUBLICENSE INCOME received from each SUBLICENSEE.

9.2.            LICENSEE and its SUBLICENSEES shall keep and maintain complete and accurate records and books containing an accurate accounting of all data in sufficient detail to enable verification of EARNED ROYALTIES and other payments under this Agreement. LICENSEE shall preserve such books and records for three (3) years after the calendar year to which they pertain. Such books and records shall be open to inspection by YALE or an independent certified public accountant selected by YALE, at YALE’s expense, during normal business hours upon ten (10) days’ prior written notice, for the purpose of verifying the accuracy of the reports and computations rendered by LICENSEE, In the event LICENSEE underpaid the amounts due to YALE with respect to the audited period by more than five percent (5%), LICENSEE shall pay the reasonable cost of such examination, together with the deficiency not previously paid, within thirty (30) days of receiving notice thereof from YALE.

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9.3.            On or before the ninetieth (901h) day following the close of LICENSEE’s fiscal year, LICENSEE shall provide YALE with LICENSEE’s certified financial statements for the preceding fiscal year including, at a minimum, a balance sheet and an income statement. All information contained in such certified financial statements are hereby deemed to be CONFIDENTIAL INFORMATION of LICENSEE for all purposes under this Agreement.

ARTICLE 10. PATENT PROTECTION

10.1.        LICENSEE shall reimburse YALE for all reasonable and customary costs of filing, prosecution and maintenance of all United States patent applications contained in the LICENSED PATENTS accrued as of the EFFECTIVE DATE or during the TERM of this Agreement. Any and all such United States patent applications, and resulting issued patents, shall remain the property of YALE.

10.2.        LICENSEE shall reimburse YALE for all reasonable and customary costs, accrued as of the EFFECTIVE DATE or during the TERM of this Agreement, of filing, prosecution and maintenance of all foreign patent applications, and patents contained in the LICENSED PATENTS in the countries outside the United States in the LICENSED TERRITORY selected by YALE and agreed to by LICENSEE. All such applications or patents shall remain the property of YALE.

10.3.        If LICENSEE does not agree to pay the expenses of filing, prosecuting or maintaining a patent application or patent in any country outside the United States, or fails to pay the expenses of filing, prosecuting or maintaining a patent application or patent in the United States, then LICENSEE’s rights under this Agreement with respect to such patent or patent application shall terminate automatically with respect to that country.

10.4.        The costs mentioned in Articles 10.1 and 102 shall include, but are not limited to, any past, present and future taxes, annuities, working fees, maintenance fees, renewal and extension charges. Payment of such costs shall be made, at YALE’s option, either directly to patent counsel or by reimbursement to YALE. In either case, LICENSEE shall make payment directly to the appropriate party within thirty (30) days of receiving its invoice. If LICENSEE fails to make payment to YALE or patent counsel, as appropriate, within the thirty day period, LICENSEE shall be charged a five percent (5%) surcharge on the invoiced amount per month or fraction thereof or such higher amount as may be charged by patent counsel. Failure of LICENSEE to pay the surcharge shall be grounds for termination by YALE under Article 13.1 (b).

10.5.        All patent applications under the LICENSED PATENTS shall be prepared, prosecuted, filed and maintained by independent patent counsel chosen by YALE and reasonably acceptable to LICENSEE. Said independent patent counsel shall be ultimately responsible to YALE. YALE shall instruct patent counsel to keep both YALE and LICENSEE fully informed of the progress of all patent applications and patents, and to give both YALE and LICENSEE reasonable opportunity to comment on the type and scope of useful claims and the nature of supporting disclosures. YALE will not abandon any patent application for which LICENSEE is bearing expenses without LICENSEE’s consent. Yale shall have no liability to LICENSEE for damages, whether direct, indirect or incidental, consequential or otherwise, allegedly arising from its good faith decisions, actions and omissions in connection with such prosecution.

13

10.6.        LICENSEE shall mark, and shall require SUBLICENSEES to mark, all LICENSED PRODUCTS with the numbers of all patents included in LICENSED PATENTS that cover the LICENSED PRODUCTS. Without limiting the foregoing, all LICENSED PRODUCTS shall be marked in such a manner as to conform with the patent marking notices required by the law of any country where such LICENSED PRODUCTS are made, sold, used or shipped, including, but not limited to, the applicable patent laws of that country.

ARTICLE 11. INFRINGEMENT AND LITIGATION

11.1.        Each party shall promptly notify the other in writing in the event that it obtains knowledge of infringing activity by third parties, or is sued or threatened with an inf•ingement suit, in any country in the LICENSED TERRITORY as a result of activities that concern the LICENSED PATENTS and shall supply the other party with documentation of the infringing activities that it possesses.

11.2.        During the TERM of this Agreement:

(a)                LICENSEE shall have the first right and obligation to use REASONABLE COMMERCIAL EFFORTS to defend the LECENSED PA’1ENTS against infringement or interference in the FIELD and in the LICENSED TERRITORY by third parties. This right and obligation includes bringing any legal action for infringement and defending any counter claim of invalidity or action of a third party for declaratory judgment for non-infringement or non-interference. If, in the reasonable opinion of both LICENSEE’s and YALE’s respective counsel, YALE is required to be a named party to any such suit for standing purposes, LICENSEE may join YALE as a party; provided, however, that (i) YALE shall not be the first named party in any such action, (ii) the pleadings and any public statements about the action shall state that the action is being pursued by LICENSEE and that LICENSEE has joined YALE as a party; and (iii) LICENSEE shall keep YALE reasonably apprised of all developments in any such action. LICENSEE may settle such suits solely in its own name and solely at its own expense and through counsel of its own selection; provided, however, that no settlement shall be entered without YALE’s prior written consent. LICENSEE shall bear the expense of such legal actions. Except for providing reasonable assistance, at the request and expense of LICENSEE, YALE shall have no obligation regarding the legal actions described in Article 11.2 unless required to participate by law. However, YALE shall have the right to participate in any such action through its own counsel and at its own expense. Any recovery shall first be applied to LICENSEE’s out of pocket expenses, including legal fees, and second shall be applied to YALE’s out of pocket expenses, including legal fees. YALE shall recover amounts awarded for lost sales at the royalty rate for those sales as described in Article 6.1 and 25% of any additional compensation that may be awarded.

(b)               In the event LICENSEE fails to exercise REASONABLE COMMERCIAL EFFORTS to initiate and pursue the actions described in Article 11.2(a) within sixty (60) days of (a) notification of infringement from YALE or (b) the date LICENSEE otherwise first becomes aware of an infringement, whichever is earlier, YALE shall have the right to initiate such legal action at its own expense and YALE may use the name of LICENSEE as party plaintiff to uphold the LICENSED PATENTS. In such case, LICENSEE shall provide reasonable assistance to YALE if requested to do so. YALE may settle such actions solely through its own counsel. Any recovery shall be retained by YALE. Under such circumstances, YALE may terminate the LICENSE in the country where such legal action is taken.

14

11.3.        In the event LICENSEE is permanently enjoined from exercising its LICENSE under this Agreement pursuant to an infringement action brought by a third party, or if both LICENSEE and YALE elect not to undertake the defense or settlement of a suit alleging infringement for a period of six (6) months from notice of such suit, then either party shall have the right to terminate this Agreement with respect to the LICENSED PATENTS in the country where the suit was filed with respect to the licensed patent following thirty (30) days’ written notice to the other party in accordance with the terms of Article 15.

ARTICLE 12. USE OF YALE’S NAME

LICENSEE shall not use the name “Yale” or “Yale University,” nor any variation or adaptation thereof, nor any trademark, tradename or other designation owned by YALE, nor the names of any of its trustees, officers, faculty, students, employees or agents, for any purpose without the prior written consent of YALE in each instance, except that LICENSEE may state that it has licensed from YALE one or more of the patents and/or applications comprising the LICENSED PATENTS.

ARTICLE 13. TERMINATION

13.1.        YALE shall have the right to terminate this Agreement upon written notice to LICENSEE in the event LICENSEE:

(a)                fails to make any payment whatsoever due and payable pursuant to this Agreement unless LICENSEE shall make all such payments (and all interest due on such payments under Article 6.4) within the thirty (30) day period after receipt of written notice from YALE; or

(b)               commits a material breach of any other material provision of this Agreement which is not cured (if capable of being cured) within the sixty (60) day period after receipt of written notice thereof from YALE, or upon receipt of such notice if such breach is not capable of being cured; or

(c)                fails to obtain or maintain adequate insurance as described in Article 14, whereupon YALE may terminate this Agreement immediately upon written notice to LICENSEE.

13.2.        This Agreement shall terminate automatically without any notice to LICENSEE in the event LICENSEE shall cease to carry on its business or becomes INSOLVENT, or a petition in bankruptcy is filed against LICENSEE and is consented to, acquiesced in or remains undismissed for sixty (60) days, or LICENSEE makes a general assignment for the benefit of creditors, or a receiver is appointed for LICENSEE.

15

13.3.        LICENSEE shall have the right to terminate this Agreement upon written notice to YALE:

(a)                at any time on ninety (90) days notice to YALE, and upon payment of all amounts due YALE throughout the effective date of termination; or

(b)               in the event YALE commits a material breach of any of the material provisions of this Agreement and such breach is not cured (if capable of being cured) within the sixty (60) day period after receipt of written notice thereof from LICENSEE, or upon receipt of such notice if such breach is not capable of being cured.

13.4.        Upon termination of this Agreement for any reason, all rights and licenses granted to LICENSEE under the terms of this Agreement are terminated and YALE, in its sole discretion, may terminate any sublicense granted by LICENSEE. Upon such termination, LICENSEE shall cease to manufacture LICENSED PRODUCTS, cease to use LICENSED INFORMATION and cease to practice LICENSED METHODS, unless and until such manufacture, use or practice would no longer constitute an infringement of YALE’s intellectual property rights. Within sixty (60) days of the effective date of termination LICENSEE shall return to YALE:

(a)                all CONFIDENTIAL INFORMATION disclosed by YALE;

(b)               the last report required under Article 7 or 9; and

(c)                all payments incurred up to the effective date of termination.

Upon the occurrence of an uncured material breach by YALE of any material provision of this AGREEMENT, each of LICENSEE’S payment obligations hereunder shall automatically be reduced by fifty percent (50%) as and when each such payment becomes due and payable hereunder.

13.5.        Termination of this Agreement shall not affect any rights or obligations accrued prior to the effective date of such termination and specifically LICENSEE’s obligation to pay all royalties and other payments specified by Article 5 and 6. The following provisions shall survive any termination: Articles 2 and 8, the preservation and inspection obligations of Article 9, Article 12, this Article 13.5, Article 13.8, Article 14, Article 15, Article 16.1, and Article 17. The parties agree that claims giving rise to indemnification may arise after the TERM or termination of the LICENSE granted herein.

13.6.        The rights provided in this Article 13 shall be in addition and without prejudice to any other rights which the parties may have with respect to any default or breach of the provisions of this Agreement.

13.7.        Waiver by either party of one or more defaults or breaches shall not deprive such party of the right to terminate because of any subsequent default or breach.

16

13.8.        Upon termination of this AGREEMENT by YALE under Section 13.1 or by LICENSEE because LICENSEE has decided to abandon efforts to develop and commercialize the LICENSED PRODUCTS, LICENSEE shall permit YALE and its future licensees to utilize, reference and otherwise have the benefit of all regulatory approvals of, or clinical trials or other studies conducted on, and all filings made with regulatory agencies with respect to, the LICENSED PRODUCTS or LICENSED METHODS subject to the terms and conditions of 14.2. In addition, at YALE’s request, LICENSEE shall deliver to YALE all records required by regulatory authorities to be maintained with respect to the sale, storage, handling, shipping and use of the LICENSED PRODUCTS or LICENSED METHODS, all reimbursement approval files, all documents, data and information related to clinical trials and other studies of LICENSED PRODUCTS or LICENSED METHODS, any other data, techniques, know-how and other information developed or generated that relate to the LICENSED PATENTS, LICENSED PRODUCTS or LICENSED METHODS, and all copies and facsimiles of such materials, documents, information and files. YALE agrees that, subject to the provisions of Article 8, LICENSEE may retain one copy thereof to the extent LICENSEE is required by law to maintain such copy.

ARTICLE 14. INDEMNIFICATION; INSURANCE; NO WARRANTIES

14.1.        LICENSEE shall defend, indemnify and hold harmless YALE, its trustees, directors, officers, employees, and agents and their respective successors, heirs and assigns against any and all liabilities, claims, demands, damages, judgments, losses and expenses of any nature, including without limitation legal expenses and attorneys’ fees, arising out of any theory of liability (including without limitation tort, warranty, or strict liability) or the death, personal injury, or illness of any person or out of damage to any property related in any way to the exercise and/or practice by LICENSEE, its AFFILIATES, SUBLICENSEES or any other transferees (other than YALE or its licensees or transferees as provided for in Section 13.8) of the rights granted under this Agreement, or resulting from the production, manufacture, sale, use, lease, or other disposition or consumption or advertisement of the LICENSED PRODUCTS or LICENSED METHODS by LICENSEE, its AFFILIATES, SUBLICENSEES or any other transferees (other than YALE or its licensees or transferees as provided for in Section 13.8); or arising in connection with any statement, representation or warranty of LICENSEE, its AFFILIATES, SUBLICENSEES or any other transferees (other than YALE or its licensees or transferees as provided for in Section 13.8) with respect to the LICENSED PRODUCTS or LICENSED METHODS.

14.2.        If YALE exercises its right under Section 13.8, then, as a condition to YALE’s right to grant any licenses of its rights thereunder, Yale shall secure from any future licensees agreement to defend, indemnify and hold harmless LICENSEE, its directors, officers, employees, and agents and their respective successors, heirs and assigns against any and all liabilities, claims, demands, damages, judgments, losses and expenses of any nature, including without limitation legal expenses and attorneys’ fees, arising out of any theory of liability (including without limitation tort, warranty, or strict liability) or the death, personal injury, or illness of any person or out of damage to any property related in any way to the exercise and/or practice by YALE or its licensees or transferees of any rights granted to them as provided for in Section 13.8, including without limitation. the production, manufacture, sale, use, lease, or other disposition or consumption or advertisement of products pursuant to the exercise of such rights.

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14.3.        A claim to which indemnification applies under Section 14.1 or Section 14.2 shall be referred to herein as an “Indemnification Claim”. If any person or entity (collectively, the “Indemnitee”) intends to claim indemnification under this Article 14, the Indemnitee shall notify the other Party (the “Indemnitor”) in writing promptly upon becoming aware of any claim that may be an Indemnification Claim (it being understood and agreed, however, that the failure by an Indemnitee to give such notice shall not relieve the Indemnitor of its indemnification obligation under this Agreement except and only to the extent that the Indemnitor is actually prejudiced as a result of such failure to give notice). The indemnitor shall have the right to assume and control the defense of the Indemnification Claim at its own expense with counsel selected by the Indemnitor and reasonably acceptable to the Indemnitee, provided, however, that an Indemnitee shall have the right to retain its own counsel, with the fees and expenses to be paid by the Indemnitee, if representation of such Indemnitee by the counsel retained by the Indemnitor would be inappropriate due to actual or potential differing interests between such Indemnitee and any other party represented by such counsel in such proceedings. If the Indemnitor does not assume the defense of the Indemnification Claim as aforesaid, the Indemnitee may defend the Indemnification Claim but shall have no obligation to do so. The Indemnitee shall not settle or compromise the Indemnification Claim without the prior written consent of the Indemnitor, and the Indemnitor shall not settle or compromise the Indemnification Claim in any manner which would have an adverse effect on the Indemnitee’s interests, without the prior written consent of the Indemnitee, which consent, in each case, shall not be unreasonably withheld or delayed. The Indemnitee shall reasonably cooperate with the Indemnitor at the Indemnitor’s expense and shall make available to the Indemnitor all pertinent information under the control of the Indemnitee.

14.4.        LICENSEE shall purchase and maintain in effect and shall require its SUBLICENSEES to purchase and maintain in effect a policy of commercial, general liability insurance to protect YALE with respect to events described in Article 14.1. Such insurance shall:

(a)                list “YALE, its trustees, directors, officers, employees and agents” as additional insureds under the policy;

(b)               provide that such policy is primary and not excess or contributory with regard to other insurance YALE may have;

(c)                be endorsed to include product liability coverage in amounts no less than $2 Million Dollars per incident and $5 Million Dollars annual aggregate; and

(d)               be endorsed to include contractual liability coverage for LICENSEE’s indemnification under Article 14.1; and

(e)                by virtue of the minimum amount of insurance coverage required under Article 14.4(c), not be construed to create a limit of LICENSEE’s liability with respect to its indemnification under Article 14.1.

14.5.        By signing this Agreement, LICENSEE certifies that the requirements of Article 14.4 will be met on or before the earlier of (a) the date of FIRST SALE of any LICENSED PRODUCT or LICENSED METHOD or (b) the date any LICENSED PRODUCT, or LICENSED METHOD is tested or used on humans, and will continue to be met thereafter. Upon YALE’s request, LICENSEE shall furnish a Certificate of Insurance and a copy of the current Insurance Policy to YALE. LICENSEE shall give thirty (30) days’ written notice to YALE prior to any cancellation of or material change to the policy.

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14.6.        (a) YALE MAKES NO REPRESENTATIONS OR WARRANTIES THAT ANY CLAIMS OF THE LICENSED PATENTS, ISSUED OR PENDING, ARE VALID, OR THAT THE MANUFACTURE, USE, SALE OR OTHER DISPOSAL OF THE LICENSED PRODUCTS, OR PRACTICE OF THE LICENSED METHODS, OR USE OF THE LICENSED INFORMATION DOES NOT OR WILL NOT INFRINGE ANY PATENT OR OTHER RIGHTS NOT VESTED IN YALE,

(b) YALE MAKES NO, AND EXPRESSLY DISCLAIMS ALL WARRANTIES WHATSOEVER WITH RESPECT TO THE LICENSED PATENTS, LICENSED INFORMATION, LICENSED PRODUCTS AND LICENSED METHODS, EITHER EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. LICENSEE SHALL, MAKE NO STATEMENTS, REPRESENTATION OR WARRANTIES WHATSOEVER TO ANY THIRD PARTIES WHICH ARE INCONSISTENT WITH SUCH DISCLAIMER BY YALE. IN NO EVENT SHALL YALE, OR ITS TRUSTEES, DIRECTORS, OFFICERS, EMPLOYEES AND AFFILIATES, BE LIABLE FOR SPECIAL, INCIDENTAL, CONSEQUENTIAL OR INDIRECT DAMAGES OF ANY KIND, INCLUDING ECONOMIC DAMAGE OR INJURY TO PROPERTY AND LOST PROFITS, REGARDLESS OF WHETHER YALE SHALL BE ADVISED, SHALL HAVE OTHER REASON TO KNOW, OR IN FACT SHALL KNOW OF THE POSSIBILITY OF THE FOREGOING. EXCLUDING AMOUNTS THAT MAY BECOME PAYABLE BY YALE’S FUTURE LICENSEES UNDER ARTICLE 14.2, IN NO OTHER EVENT SHALL YALE, OR ITS TRUSTEES, DIRECTORS, OFFICERS, EMPLOYEES AND AFFILIATES, BE LIABLE FOR DAMAGES IN EXCESS OF AMOUNTS YALE HAS RECEIVED FROM LICENSEE UNDER THIS LICENSE.

ARTICLE 15. NOTICES, PAYMENTS

15.1.        Any payment, notice or other communication required by this Agreement (a) shall be in writing, (b) may be delivered personally or sent by reputable overnight courier with written verification of receipt or by registered or certified first class United States Mail, postage prepaid, return receipt requested, (c) shall be sent to the following addresses or to such other address as such party shall designate by written notice to the other party, and (d) shall be effective upon receipt:

FOR YALE: Managing Director YALE UNIVERSITY Office of Cooperative Research 433 Temple Street New Haven, CT 06511	FOR LICENSEE: Yael Schwartz Hygeia Therapeutics, Inc. 8 Canterbury Lane Holden, MA 01520

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ARTICLE 16. LAWS, FORUM AND REGULATIONS

16.1.        Any matter arising out of or related to this Agreement shall be governed by and in accordance with the substantive laws of the State of Connecticut, without regard to its conflicts of law principles, except where the federal laws of the United States are applicable and have precedence. Any dispute arising out of or related to this Agreement shall be brought in a court of competent jurisdiction in the State of Connecticut.

16.2.        LICENSEE shall comply, and shall cause its AFFILIATES and SUBLICENSEES to comply, with all foreign and United States federal, state, and local laws, regulations, rules and orders applicable to the testing, production, transportation, packaging, labeling, export, sale and use of the LICENSED PRODUCTS and practice of the LICENSED METHODS. In particular, LICENSEE shall be responsible for assuring compliance with all United States export laws and regulations applicable to this LICENSE and LICENSEE’s activities under this Agreement.

ARTICLE 17. MISCELLANEOUS

17.1.        This Agreement shall be binding upon and inure to the benefit of the parties and their respective legal representatives, successors and permitted assigns.

17.2.        This Agreement constitutes the entire agreement of the parties relating to the LICENSED PATENTS, LICENSED PRODUCTS, LICENSED METHODS and LICENSED INFORMATION, and all prior representations, agreements and understandings, written or oral, are merged into it and are superseded by this Agreement.

17.3.        The provisions of this Agreement shall be deemed separable. If any part of this Agreement is rendered void, invalid, or unenforceable, such determination shall not affect the validity or enforceability of the remainder of this Agreement unless the part or parts which are void, invalid or unenforceable shall substantially impair the value of the entire Agreement as to either party.

17.4.        Paragraph headings are inserted for convenience of reference only and do not form a part of this Agreement.

17.5.        No person not a party to this Agreement, including any employee of any party to this Agreement, shall have or acquire any rights by reason of this Agreement. Nothing contained in this Agreement shall be deemed to constitute the parties partners with each other or any third party.

17.6.        This Agreement may not be amended or modified except by written agreement executed by each of the parties. This Agreement is personal to LICENSEE and shall not be assigned by LICENSEE without the prior written consent of YALE; except that, subject to the conditions below, LICENSEE may assign the Agreement in the event of any CHANGE OF CONTROL without any written consent.

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Prior to any assignment, the following conditions must be met:

(a)                LICENSEE must give YALE reasonable written notice, but not less than Ten (10) business days, of the assignment, including the new assignee’s contact information; and

(b)               The new assignee must agree in writing to YALE to be bound by the Agreement; and

(c)                The new assignee must provided representation in writing that it has financial resources of no less than One Million Dollars ($1,000,000.00) to commit to the development and commercialization of LICENSED PRODUCTS.

17.7.        LICENSEE, or any SUBLICENSEE or assignee, will not create, assume or permit to exist any lien, pledge, security interest or other encumbrance on this Agreement or any sublicense.

17.8.        The failure of any party hereto to enforce at any time, or for any period of time, any provision of this Agreement shall not be construed as a waiver of either such provision or of the right of such party thereafter to enforce each and every provision of this Agreement.

17.9.        Neither Party shall be liable for delay or failure in the performance of any of its obligations hereunder if such delay or failure is due to causes beyond its reasonable control, including, without limitation, acts of God, fires, earthquakes, strikes and labor disputes, acts of war, terrorism, civil unrest or intervention of any governmental authority (“Force Majeure”); provided, however, that the affected Party promptly notifies the other Party and further provided that the affected Party shall use its reasonable best efforts to avoid or remove such causes of non-performance and to mitigate the effect of such occurrence, and shall continue performance with the utmost dispatch whenever such causes are removed. When such circumstances arise, the Parties shall negotiate in good faith any modifications of the terms of this Agreement that may be necessary or appropriate in order to arrive at an equitable solution.

17.10.    This Agreement may be executed in any number of counterparts and any party may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument.

IN WITNESS to their Agreement, the parties have caused this Agreement to be executed in duplicate originals by their duly authorized representatives.

YALE UNIVERSITY	HYGEIA THERAPEUTICS, INC.
By:/s/ E. Jonathan Soderstrom, Ph.D. Managing Director Officer of Cooperative Research Date:	By:/s/ Name: Yael Schwartz, Ph.D. Title: President and CEO Date:

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Appendix A

LICENSED PATENTS

U.S. patent number 7,015,211 issued on March 21, 2006.

APPENDIX B

PLAN

PH 10/19/07 HYGEIA THERAPEUTICS, INC. Confidential

ID	Task Name	Cost	Duration
0	**Hygeia Theraputics Drug Development Plan**	**$11,649,502.00**	**778 days**
1	**Funding**	**$0.00**	**315 days**
2	[redacted]		
3	Second Round	$0.00	40 days
4	**CDAs and MLSAs**	**$0.00**	**20 days**
13	**API and Internal Standards Manufacturing**	**$3,585,000.00**	**375 days**
14	[redacted]		
15			
16	ORC-102 (1 kg batch)	$750,000.00	100 days
17	[redacted]		
18	Radioactive ORC-102	$40,000.00	60 days
19	Clinical GMP Batch	$2,500,000.00	100 days
20	**Formulation Development & Manufacturing**	**$1,350,000.00**	**376 days**
21	[redacted]		
22			
23	Preclinical Intravaginal and Topical Formulation	$500,000.00	120 days
24	Clinical Intravaginal Formulation	$500,000.00	100 days
25	Clinical Topical Formulation	$250,000.00	100 days
26	**Bioanalytical Method Validation**	**$155,000.00**	**205 days**
27	[redacted]		
28	GLP Minipig Plasma	$25,000.00	70 days
29	GLP Mouse Plasma	$25,000.00	70 days
30	GLP Rat Plasma Method	$25,000.00	70 days
31	GLP Dog Plasma Method	$25,000.00	70 days
32	GLP Rabbit Plasma Method	$25,000.00	70 days
33	GLP Human Plasma Method	$25,000.00	70 days
34	[redacted]		
35	**Metabolism**	**$165,000.00**	**258 days**
36	[redacted]		
37	14C-Metabolite Profiling M/R/D/H Hep and Micro	$45,000.00	90 days
38	Dermal ADME Profile in Minipigs	$100,000.00	50 days
39	**Primary Pharmacology**	**$143,000.00**	**265 days**
40	[redacted]		
41	Monkey Intravaginal Dose Ranging Study	$10,000.00	30 days
42	In Vitro and In Vivo Functional Activity	$15,000.00	45 days
43	Binding to SHBG	$5,000.00	10 days
44	**Secondary Pharmacology**	**$30,000.00**	**10 days**
45	[redacted]		
46	**Pre-IND Toxicology**	**$911,500.00**	**160 days**
47	Ames	$6,500.00	15 days
48	Chrom Abs (in vitro)	$20,000.00	15 days
49	Mouse Micronucleus	$35,000.00	15 days
50	Photosensitivity in Guinea Pig	$15,000.00	10 days
51	Dermal Sensitization in Rabbits	$50,000.00	10 days
52	Dermal Tolerance in Rabbits	$50,000.00	10 days
53	Multiple Topical Dose Minipig	$100,000.00	40 days
54	Contact Sensitization in Guinea Pigs	$25,000.00	30 days
55	7-Day Rat	$40,000.00	15 days
56	28-Day Rat	$180,000.00	30 days
57	7-Day Dog	$40,000.00	15 days
58	28-Day Dog	$230,000.00	30 days
59	Seg II Range Finding Rat	$40,000.00	20 days
60	Seg II Range Finding Rabbit	$60,000.00	20 days
61	**Safety Pharmacology**	**$100,000.00**	**40 days**

Q3 '07
Q4 '07
Q1 '08
Q2 '08
Q3 '08
Q4 '08
Q1 '09
Q2 '09
Q3 '09
Q4 '09
Q1 '10
Q2 '10
Q3 '10

Page 1

22

Fri 10/19/07 HYGEIA THERAPEUTICS, INC. Confidential

ID	Task Name	Cost	Duration
62	Dog cardiovascular safety	$100,000.00	40 days
63	Rat brain	$35,000.00	20 days
64	Rat respiratory safety	$35,000.00	40 days
65	HERG channel	$10,000.00	40 days
66	**Pre IND FDA Meeting**	**$1.00**	**58 days**
67	Briefing Package Preparation	$1.00	50 days
68	**Bioanalytics**	**$200,000.00**	**226 days**
69	[redacted]		
70	Monkey Intravaginal Dose Ranging Study	$50,000.00	20 days
71	Dog CV	$10,000.00	20 days
72	7-Day Rat	$5,000.00	20 days
73	28-Day Rat	$20,000.00	30 days
74	7-Day Dog	$15,000.00	20 days
75	28-Day Dog	$35,000.00	30 days
76	Seg II Range Finding Rat	$20,000.00	20 days
77	Seg II Range Finding Rabbit	$20,000.00	20 days
78	**IND Preparation**	**$150,001.00**	**61 days**
79	Investigator's Brochure	$50,000.00	40 days
80	Select Clinical Site	$100,000.00	10 days
81	Protocol Study 102-010	$20,000.00	60 days
82	Write IND application	$30,000.00	60 days
83	Submit IND	$1.00	1 day
84	**Clinical Phase I/II**	**$2,100,000.00**	**130 days**
85	Study 102-010	$2,000,000.00	50 days
86	Monitor Clinical Site	$50,000.00	50 days
87	Write CSR	$50,000.00	80 days
88	**Post IND Toxicology**	**$1,670,000.00**	**70 days**
89	Seg I Rat	$170,000.00	40 days
90	Seg II Rat	$150,000.00	40 days
91	Seg II Rabbit	$240,000.00	40 days
92	28-Day Mouse	$150,000.00	40 days
93	90-Day Dog	$400,000.00	70 days
94	90-Day Mouse	$200,000.00	70 days
95	90-Day Rat	$250,000.00	70 days
96	**Post IND Bioanalytics**	**$280,000.00**	**58 days**
97	Seg I Rat	$8,000.00	20 days
98	Seg II Rat	$12,000.00	20 days
99	Seg II Rabbit	$10,000.00	20 days
100	28-Day Mouse	$40,000.00	20 days
101	28-Day Dog	$40,000.00	20 days
102	90-Day Dog	$40,000.00	20 days
103	90-Day Mouse	$40,000.00	20 days
104	90-Day Rat	$40,000.00	20 days
105	Study 102-010	$50,000.00	40 days
106	**Post IND ADME**	**$744,000.00**	**240 days**
107	CYP Reaction Phenotyping	$75,000.00	30 days
108	UGT Reaction Phenotyping	$80,000.00	30 days
109	Single Dose Male Rat ADME	$155,000.00	240 days
110	Single Dose Mouse ADME	$135,000.00	240 days
111	Single Dose Dog ADME	$100,000.00	180 days
112	Rat Milk Transfer	$25,000.00	60 days
113	Ex Vivo CYP Induction Rat	$33,000.00	40 days
114	Ex Vivo CYP Induction Mouse	$33,000.00	40 days
115	Ex Vivo CYP Induction Dog	$33,000.00	40 days
116	Protein Binding MR DH	$70,000.00	40 days

Q3 '07
Q4 '07
Q1 '08
Q2 '08
Q3 '08
Q4 '08
Q1 '09
Q2 '09
Q3 '09
Q4 '09
Q1 '10
Q2 '10
Q3 '10

Page 2

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FIRST AMENDMENT TO THE EXCLUSIVE LICENSE AGItEEMENT

THIS FIRST AMENDMENT TO THE EXCLUSIVE LICENSE AGREEMENT (this “Amendment”) is entered into as of the date of final signature below (the “Effective Date”), by and between Yale University, a corporation organized and existing under and by virtue of a charter granted by the general assembly of the Cefony and State of Connecticut and located in New Haven, Connecticut (“YALE”), and Hygeia Therapeutics, Inc., a corporation organized and existing under the laws of the State of Delaware, and with principal offices located at 8 Canterbury Lane, Holden, MA 01520 (“LICENSEE”).

RECITALS

Whereas YALE and LICENSEE are parties to the License Agreement, effective as of October 26th, 2007 (the “Agreement”), which sets forth the terms and conditions under which LICENSEE has rights to YALE’s invention entitled “15a-Substituted Estradiol Carboxylic Acid Esters as Locally Active Estrogens (OCR #1400)”.

Whereas YALE and LICENSEE desire to modify the Agreement, as set forth below,

Now therefore, in consideration of the mutual covenants and undertakings of the parties hereto, and for other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, accepted and agreed to, the parties hereto, intending to be legally bound, do hereby agree as follows:

1. Amendment to Section 1.1. The following language is hereby substituted for the existing text of Section 1.1 of the Agreement:

“In the course of research conducted under YALE auspices, Dr. Richard B. Hochberg, in the Department of Obstetrics, Gynecology and Reproductive Sciences at YALE (the “INVENTOR”), has produced an invention entitled “15-a-Substituted Estradiol Carboxylic Acid Esters as Locally Active Estrogens (OCR #1400)” and an invention entitled “Estradiol 16-a-Carboxylic Acid Esters as Locally Active Estrogens (OCR #1151)”, (lointly the “INVENTION’).”

2. Amendment to Section 4.2 of the Agreement. The following language is hereby added to the existing text of Section 4.2 of the Agreement:

“For avoidance of doubt and for clarification purposes, it is agreed and understood that, to the extent that, any and all actions taken and completed by a SUBLICENSEE, including, without limitation, Articles 4 and 7 and the Due Diligence obligations, that are required of the LICENSEE and that are, in fact, performed by the SUBLICENSEE in compliance with the requirements of this Agreement, shall automatically, and without the requirement of any further act or deed fulfill, satisfy and complete the LICENSEE’s obligations, solely with respect to such actions completed by the SUBLICENSEE, under this Agreement.”

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3. Amendment to Section 5.2. The following language is hereby added to the existing text of Section 5.2. of the Agreement:

“Within thirty (30) days after the Motive Date of the Amendment, LICENSEE agrees to pay to YALE Twenty-Two Thousand Two Hundred Forty-Six Dollars and Thirty-Seven Cents ($22,246.37) as reimbursement in full for all past patent expenses incurred by YALE for the invention entitled “Estradiol 16-a-Carboxylic Acid Esters as Locally Active Estrogens (OCR. #1 15 1)”.”

4. With respect to Article 7 of the Agreement, YALE hereby acknowledges and agrees that, as of the Effective Date of this Amendment, Sections 7.1 and 7.2 have been satisfied by the LICENSEE in their entirety.

5. Amendment to Section 7.6(c) of the Agreement The following language is hereby subject to the existing text of Section 7.6(c) of the Agreement:

“LICENSEE has failed to initiate proof of concept studies in an established pre-clinical model (e.g., a primate model) within two (2) years of the Effective Date of this Amendment.”

6. Amendment to Section 7.6(d) of the Agreement. The following language is hereby substituted for the existing text of Section 7.6(d) of the Agreement:

“LICENSEE has failed to have raised equity capital of no less than $1,000,000.00 within one (I) year of the Effective Date of this Amendment”

7. Amendment to Section 7.6(e) of the Agreement. The following language is hereby substituted for the existing text of Section 7.6(e) of the Agreement:

“LICENSEE has failed to file an IND for a LICENSED PRODUCT or LICENSED METHOD within four (4) years of the Effective Date of this Amendment.

8. Pursuant to the terms of Article 17.6 of the Agreement, YALE hereby consents to the proposed Series A Preferred Stock Financing and agrees that, as of the close of the Series A Preferred Stock Financing, the LICENSEE will be in compliance with the provisions of Article 17.6 of the Agreement.

9. As of the Effective Date, to YALE’s knowledge, LICENSEE is not in breach of any terms of the Agreement, as currently amended.

10. Amendment Co Appendix A. The following language is hereby added to the existing test of Appendix A of the Agreement:

“U.S. patent number 6,476,012 issued on November 5, 2002.”

11. Amendment to Appendix B. The revised Appendix B attached to this Amendment is hereby accepted by YALE and substituted for the Appendix B of the Agreement.

The Next Page is the Signature Page.

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IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute this Amendment as of the Effective Date. This Amendment may be executed in multiple counterparts, each of which shall be deemed to be an original and shall collectively constitute one agreement.

YALE UNIVERSITY	HYGEIA THERAPEUTICS, INC.
By:/s/ Name: E. Jonathan Soderstrom Title: Managing Director, OCR Hereunto Duly Authorized Date:	By:/s/ Name: Yael Schwartz, Ph.D. Title: President and CEO Hereunto Duly Authorized Date:

26

ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT is made effective as of September __, 2011 (the “Effective Date”) by and between Hygeia Therapeutics, Inc., a Delaware corporation (“Hygeia”) and Canterbury Laboratories, Inc., a Delaware corporation (“Canterbury”), each with an address of 8 Canterbury Lane, Holden, MA 01520.

WHEREAS, Hygeia and Yale University (“Yale”) entered into that certain Exclusive License Agreement dated June 30, 2011 with respect to licensed products that are non-prescription products under US. patent 6,476,012 issued on November 5, 2002 with respect to Estradiol 16-a-Carboxylic Acid Esters as Locally Active Estrogens (“Licenser);

WHEREAS, with the prior written consent of Yale, Hygcia is entitled to assign its rights and obligations under the License;

WHEREAS, Hygeia desires to assign all of its rights and obligations under the License to Canterbury and Canterbury desires to assume such rights and obligations;

NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth below, the parties hereby agree to the terms set forth below.

(1) Effective as of the Effective Date, Hygeia assigns to Canterbury all of Hygeia’s rights, title, interest, and obligations under the License and Canterbury assumes all of Hygeia’s rights, title, interest, and obligations under the License, and Canterbury will, hereafter on a timely basis pay, perform and discharge all of the obligations associated with the License whether arising prior to, on, or after the Effective Date.

(2) Except for the assignment described herein, Hygeia has never assigned, pledged, hypothecated, or otherwise transferred any of its rights, title, interest, or obligations in or under the License to any other person or entity.

EXECUTED as of the Effective Date.

HYGEIA THERAPEUTICS, INC.	CANTERBURY LABORATORIES, INC.

By:/s/

Yael Schwartz, Ph.D., President and CEO

Hereunto Duly Authorized

Assented and Agreed to:

YALE UNIVERSITY

By:/s/

E Jonathan Soderstrom, Ph.D.

Managing Director

Officer of Cooperative Research

Hereunto Duly Authorized

By:/s/ Yael Schwartz, Ph.D., President and CEO Hereunto Duly Authorized

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